UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 1, 2009

Kensey Nash Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-27120	36-3316412
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

735 Pennsylvania Drive, Exton, Pennsylvania 19341

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (484) 713-2100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of January 1, 2009, Kensey Nash Corporation (the “Company”) entered into amended and restated versions (collectively, the “Amended and Restated Employment Agreements”) of the existing employment agreements (collectively, the “Initial Employee Agreements”) with Joseph W. Kaufmann, Chief Executive Officer, and Douglas G. Evans, P.E., Chief Operating Officer.

Each of the Amended and Restated Employment Agreements, which expire in June 2010 in accordance with the Initial Employee Agreements (subject to renewal by the Company) if the executive remains employed by the Company, reflects changes necessary to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), including providing that any severance benefits payable to any of these executives that are deemed to constitute deferred compensation subject to the requirements of Section 409A will be delayed for a six month period following such executive’s termination date if he is deemed to be a “specified employee” (within the meaning of Section 409A) at the time of his termination of employment.

In addition, each of the Amended and Restated Employment Agreements reflects a change in the severance fee cash payment schedule. The severance fee will be paid in a lump sum cash payment within 60 days following the termination date, subject to the executive executing, returning to the Company and not revoking a release agreement, and such release agreement becoming effective and irrevocable, no later than 55 days following the executive’s termination date, in the event that the employment of the executive is terminated by the Company without “Cause” prior to a “Change in Control” during the employment term, or, upon or following a “Change in Control,” in the event that the executive is terminated by the Company without “Cause” or terminates his employment with the Company for “Good Reason” during the employment term.

The Amended and Restated Employment Agreement with Mr. Evans provides for a minimum annual base salary of $286,000, or Mr. Evans’ most recent per annum base salary, whichever is greater. Mr. Evans’ base salary was determined in September 2008 by the Compensation Committee based on the recommendation of the Chief Executive Officer, as previously disclosed in the Company’s Proxy Statement for its Annual Meeting of Stockholders held on December 10, 2008.

Each of the Amended and Restated Employment Agreements modifies the time period in which the executive can exercise his stock options following a termination of employment by the Company without “Cause,” by the executive for “Good Reason” on or following a “Change in Control,” or on account of his “Retirement.” The new post-termination exercise period ends on the earlier of the first anniversary of the employment termination or the expiration of the original stock option term.

Other changes to each of the Amended and Restated Employment Agreements include the removal of provisions awarding severance payments to the executive if the Company decides not to renew the executive’s agreement and the addition of a “clawback” provision that requires the executive to reimburse the Company for the gross amount of any severance benefits paid pursuant to the Amended and Restated Employment Agreement and the “spread” on any stock options exercised after the executive’s employment termination if such executive violates the non-compete provision of the Amended and Restated Employment Agreement. For purposes of the Amended and Restated Employment Agreements, the “spread” for a stock option means the product of the number of shares as to which such stock option has been exercised, multiplied by the difference between the closing price of the Company’s common stock on the exercise date and the stock option’s exercise price.

Except as otherwise described above, the material terms of the Amended Employment Agreements are the same as those of the respective Initial Employment Agreements. The foregoing description of the changes made by the Amended and Restated Employment Agreements is not complete and in all respects qualified in its entirety by the actual provisions of the Amended and Restated Employment Agreements, copies of which are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Amended and Restated Employment Agreement for Joseph W. Kaufmann, Chief Executive Officer.

10.2	Amended and Restated Employment Agreement for Douglas G. Evans, P.E., Chief Operating Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KENSEY NASH CORPORATION

By:	/s/ Ryan D. Lake, CPA
Ryan D. Lake
Director of Finance (principal financial and accounting officer)

Dated: January 7, 2009